12401 South 450 East	Avenida 16 de Julio No. 1525
Building D-1	Edif. Mutual La Paz Penthouse
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia
(801) 619-9320 Office	(591-2) 2330033 Oficina
(801) 619-1747 Fax	(591-2) 2332552 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org

FOR IMMEDIATE RELEASE

CONTACT:        Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Celebrates One-Year Production Anniversary
With Milestones and Records

Company Increases Production During First Year While Reducing Mining Costs;
New Mining Technique Could Increase Gold Production Ten-Fold

        SALT LAKE CITY, UTAH — (BUSINESS WIRE) — October 7, 2003 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that it is celebrating its one-year production anniversary at its Cangalli gold mine by underscoring the progress made there since initiating operations September 30, 2002.

        Golden Eagle reached record levels of production during the third quarter ended September 30, 2003. Since inception one year ago, the Company has produced more than 5,700 troy ounces of gold, with a gross value of more than $2 million, while processing close to a half a million tonnes of ore through its Cangalli gold plant.

        The Company’s production figures since September 30, 2002 are as follow:

Summary Production Figures	Tonnes Processed	Gold in Grams	Gold in Troy Ounces	Grams/Tonne	Grams/m3
4th Quarter 2002	92,400	43,847	1,410.475		.950
1st Quarter 2003	84,100	36,424	1,171.433		.866
2nd Quarter 2003	89,150	37,841	1,217.424		.848
3rd Quarter 2003	188,300	59,728	1,920.317		.634
Total	453,950	177,840	5,718.392		.784

        “We have made dramatic progress in one year,” stated Terry C. Turner, Golden Eagle’s CEO. “We ran for the first quarter at a 1,000 tpd capacity, the subsequent two quarters at a 2,000 tpd capacity, and finally finished our initial year operating at our new, expanded capacity of 3,500 tpd. We processed almost a half a million tons of ore and met every challenge. Now, building on the experience we have gained, we are preparing to introduce a new mining method that we believe will be more efficient, cost-effective and which we anticipate will result in continued improvements during our second year.”

        In September the Company mined at its full capacity of 3,500 tpd during its 25 operating days, for a total of 87,500 tonnes of material. However, the grams recovered per tonne declined as the Company dealt with the removal of overburden in the production area. As a result, Golden Eagle’s Cangalli plant only processed 60,000 tonnes of ore, recovering 18,370 grams, or 590 troy ounces, of gold. The balance of 27, 500 tonnes of material were delivered directly to the waste impoundment as stripped material to permit access to the higher grade ore in the open pit. This month’s production contributed to the highest quarterly gold recovery during Golden Eagle’s initial year of operation.

        Golden Eagle also announced that its Cangalli gold operation has achieved operational profitability and positive cash flow. The Company currently estimates that its direct operating cost during the past year has averaged $218 per troy ounce. This direct cost does not take into account general and administrative expenses in Bolivia or the U.S.

        Ronald Atwood, Ph.D, Golden Eagle’s VP for Development, offered his opinion on decreasing operating costs, and increasing gold grades, from Cangalli, Bolivia, where he is working on the first phase of the Company’s new mining technique, Targeted Planar Subsidence (TPS): “Our goal is to use the information that we have gathered during this past year to target and more efficiently mine our higher grade gold paystreaks in the conglomerate paleoplacer. Although we have not yet implemented TPS, based on preliminary estimates we project that the average tonne extracted through TPS will produce over ten times the average amount of gold per tonne that we have been recovering from conal subsidence block caving and open pit terrace mining. If TPS is successful, it means that our current 3,500 tpd plant, once at full capacity from TPS, could recover approximately the same amount of gold as three 11,000 tpd plants would have recovered with conal subsidence block caving. The use of TPS will decrease our capital costs by making it unnecessary to build larger, 11,000 tpd plants in order to achieve the same results. In addition, we further believe the kind of recoveries we project with TPS will decrease our direct cost per troy ounce, our waste storage requirements, our power costs and the wear-and-tear on our equipment.”

        Golden Eagle plans to continue to use conal subsidence block caving and open pit mining until it has phased in its TPS mining systems in an effort to maintain current processing levels in its Cangalli gold recovery plant.

        The Company further noted that current social unrest in Bolivia in the form of labor and civic protests has not affected Golden Eagle’s operations, and the Company does not anticipate that such activities will significantly impact its operations in the future.

        “We have no protests out in Cangalli, or among our employees,” commented Turner. “We have worked hard to become recognized as good corporate citizens and the local residents and civic leaders in the Tipuani Gold District continue to express their wholehearted support for our Company and its operations.”

        Eagle E-mail Alerts: Over 2,300 interested investors have recently signed up to receive Golden Eagle’s E-mail Alerts. To be added to the list, e-mail the Company at eaglealert@earthlink.net.

        Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah, and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 74,000 acres in the Tipuani Gold Mining District located in western Bolivia; and continuing exploration on 127,500 acres in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

Forward-Looking Statements and Disclosure of Risk

The future conduct of Golden Eagle’s business and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated. Certain statements contained in this release using the terms “may,” “expects to,” “projects,” “estimates,” “plans,” “anticipates,” “targets,” and other terms denoting future possibilities, are forward-looking statements in accordance with the U.S. Private Securities Litigation Reform Act of 1995. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks that are beyond Golden Eagle’s ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described in the above press release; those risks set out in Golden Eagle’s disclosure documents and its annual, quarterly and current reports; and the other risks associated with start-up mineral exploration operations with insufficient liquidity, negative working capital, and no historical profitability. Golden Eagle disclaims any obligation to update any forward-looking statement made herein.

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